Addendum to Custodian Servicing Agreement

This Addendum to the Custodian Servicing Agreement dated October 1, 1997, is entered into by and between Firstar Bank Milwaukee, N.A. and Kopp Funds, Inc. as of the 30th day of September, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; and

WHEREAS, Firstar Bank Milwaukee, N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement; NOW,

THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust
Company was the named service provider under these same
Agreements.

Firstar Bank Milwaukee, N.A.        Kopp Funds, Inc.

BY:  /s/ Joe Neuberger              BY:  /s/ Kathleen Tillotson
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ATTEST:  /s/ Victoria Kampa         ATTEST:  /s/ Greg Kulka
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